Filed pursuant to Rule 424(b)(1) Registration No. 333-111926

PROSPECTUS

662,820 Shares of Common Stock

     The shareholders of Action Performance Companies, Inc. listed in this prospectus are offering for sale up to 587,820 shares of common stock, and 75,000 shares of common stock that may be sold upon exercise of warrants. Certain shareholders acquired 372,960 of such shares in connection with the acquisitions by our company of Trevco Trading Corp. and Funline Merchandise Company, Inc., and may acquire an additional 214,860 shares of common stock under the earnout provisions of the agreements for those acquisitions. Certain shareholders may acquire up to 75,000 shares of common stock upon exercise of warrants issued in connection with certain acquisitions and licensing arrangements with our company.

     We expect that sales made pursuant to this prospectus will be made

•	in broker’s transactions;

•	in block trades on the New York Stock Exchange;

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.

     We will not receive any of the proceeds of sales by the selling shareholders. We will pay the expenses incurred to register the shares for resale, but the selling shareholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.

     The selling shareholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling shareholders to deliver this prospectus to purchasers when they resell their shares of common stock.

     Our common stock is traded on the New York Stock Exchange under the symbol “ATN.” On February 2, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $16.95 per share.

     See “Risk Factors,” on page 5, for a discussion of certain risk factors that should be considered by prospective purchasers of our common stock offered under this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2004

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. Our Annual Report on Form 10-K for the year ended September 30, 2003, our Proxy Statement dated January 20, 2004, and the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-11866) declared effective by the SEC on February 11, 2002, including any amendments or reports filed for the purpose of updating that description, each of which have been filed with the SEC, are incorporated herein by reference. We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering.

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

     You may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address and number: Action Performance Companies, Inc., 1480 South Hohokam Drive, Tempe, Arizona 85281, (telephone (602) 337-3700).

SUMMARY

     The following summary does not contain all of the information that may be important to purchasers of our common stock. Prospective purchasers of common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.

The Company

Our Business

     We are the leading designer and marketer of licensed motorsports products related to NASCAR, including die-cast scaled replicas of motorsports vehicles, apparel, and memorabilia. NASCAR is the most prominent motorsports sanctioning body in the United States and sanctions the Nextel Cup (formerly Winston Cup) series of stock car races. We currently have exclusive license arrangements with many of the most recognized names in NASCAR. We also design and sell products relating to other motorsports, including racing sanctioned by the NHRA, Formula One, the IRL, and the World of Outlaws. We distribute our products through a broad range of channels, including a network of wholesale distributors, leading mass-market retailers, mobile trackside stores, QVC, and our members-only collectors’ club catalog.

     We focus on securing long-term license arrangements with top motorsports drivers and team owners. These license arrangements generally provide us with an exclusive right to market certain die-cast, apparel, and other products bearing the driver’s name, likeness, and image for periods typically ranging from six to ten years. Racing fans are interested in purchasing products associated with top drivers and team owners. As a result, we believe these license arrangements provide us with a significant competitive advantage. Our extensive portfolio of exclusive license arrangements includes the following:

•	NASCAR Nextel Cup (formerly Winston Cup) Drivers: Dale Earnhardt, Sr., Dale Earnhardt, Jr., Bill Elliott, Jeff Gordon, Kevin Harvick, Dale Jarrett, Bobby Labonte, Sterling Marlin, Tony Stewart, and Rusty Wallace;

•	NASCAR team owners: Chip Ganassi Racing, Dale Earnhardt, Inc., Evernham Motorsports, Joe Gibbs Racing, Richard Childress Racing Enterprises and Robert Yates Racing; and

•	NHRA Champion John Force.

Our Competitive Strengths

     We believe our leading market position is a result of the following competitive strengths:

•	Our position as the leading designer and marketer of NASCAR-related motorsports products enhances our appeal to new and existing licensors and distribution partners.

•	Our exclusive, long-term licensing arrangements with many of the most recognized names in NASCAR.

•	Our significant expertise in product design and in the development of innovative marketing and special promotional programs for our drivers, teams, and large corporate sponsors.

•	Our well-recognized brands are known for high quality and authenticity, providing us with a solid base of existing customers as well as an attractive platform to launch new products.

•	Our broad range of distribution channels through which our products are marketed, including a network of wholesale distributors that sell to thousands of specialty retailers; leading mass-market retailers, including Wal-Mart, Kmart, Target, and Toys “R” Us; mobile trackside stores; QVC; our collectors’ catalog club; and our goracing.com Internet site.

•	Our operating model, which includes outsourcing the manufacturing of substantially all of our products, allows us to service higher levels of sales with limited increases in operating expenses and capital investment.

Our Growth Strategy

     Our objective is to grow by leveraging our competitive strengths to maximize our business opportunities resulting from the continued growth and popularity of motorsports in general, and NASCAR in particular. Key elements of our strategy include:

•	capitalizing on existing license agreements and cultivating new license agreements;

•	pursuing strategic acquisitions and alliances;

•	selectively increasing our mass-market distribution and establishing new distribution channels;

•	increasing our development of special promotional programs; and

•	continuing to enhance existing and introducing new products.

Our Offices

     Our principal executive offices are located at 1480 South Hohokam Drive, Tempe, Arizona 85281. Our telephone number is (602) 337-3700 and our website address is www.action-performance.com. Information contained on our website does not constitute part of this prospectus.

                                                                                               The Offering

Common Stock offered by the selling shareholders	662,820 shares
Common stock currently outstanding	18,294,844 shares (1)
Use of proceeds	We will not receive any of the proceeds of sales of common stock by the selling shareholders
New York Stock Exchange symbol	ATN

(1) The number of shares outstanding does not include, as of December 31, 2003, 2,551,956 shares of common stock reserved for issuance upon exercise of options outstanding under our stock option plans, 733,117 shares of common stock reserved for issuance pursuant to our employee stock purchase plan, 390,000 shares of common stock reserved for issuance upon exercise of outstanding warrants, 621,058 shares of common stock reserved for issuance upon conversion of subordinated notes, and 214,860 shares of common stock issuable upon the achievement of certain financial objectives under the earnout provisions of the acquisition agreements.

RISK FACTORS

     Investing in our common stock involves a high degree of risk. Please see the risk factors described under the caption “Business — Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2003, which is incorporated by reference in this prospectus, or any future filing made by us with the SEC and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements and information contained in this prospectus and the documents incorporated by reference into this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the motorsports industry in general; and other statements contained in this prospectus and the documents incorporated by reference into this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined in the Securities Act. Forward-looking statements include statements regarding our “expectations,” “anticipation,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under “Risk Factors.”

USE OF PROCEEDS

     We will not receive any of the proceeds from sales of shares of common stock by the selling shareholders.

SELLING SHAREHOLDERS

     The following table sets forth (i) the name of each of the selling shareholders, (ii) the number of shares of common stock beneficially owned by each such selling shareholder that may be offered for the account of such selling shareholder under this prospectus, and (iii) the number of shares of common stock beneficially owned by each such selling shareholder upon completion of this offering. Such information was obtained from the selling shareholders but has not been independently verified by us. The term “selling shareholder” includes the persons listed below and their respective transferees, pledgees, donees, or other successors.

	Shares Beneficially					Shares Beneficially
	Owned Prior to					Owned After
	Offering(1)			Shares Being		Offering (1)(2)
Name of				Registered
Beneficial Owner	Number		Percent	for Sale(2)		Number	Percent

Chris Leong(3)	205,128	(3)	1.1%	205,128	(3)	—	—
April Leong(4)	205,128	(4)	1.1%	205,128	(4)	—	—
Kenneth Leong(5)	102,564	(5)	*	102,564	(5)	—	—
Trevco Holding Corp.(6)	75,000	(6)	*	75,000	(6)	—	—
John Force Racing, Inc.(7)	50,000	(7)	*	50,000	(7)	—	—
James Mitchell Miller(8)	25,000	(8)	*	25,000	(8)	—	—

*	Less than 1%

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him or her, subject to applicable community property law. The numbers and percentages shown include (a) the shares of common stock actually owned as of December 31, 2003, (b) the shares of common stock which the person or group had the right to acquire upon the achievement of certain financial objectives, and (c) the shares of common stock which the person or group had the right to acquire pursuant to exercise of stock options within 60 days of such date. In calculating the percentage of ownership, all shares of common stock which the identified person or group had the right to acquire upon achievement of certain financial objective or otherwise within 60 days of December 31, 2003, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(2)	We have no assurance that the selling shareholders will sell any of the securities being registered hereby.

(3)	Includes 55,944 shares of common stock issuable upon the achievement of certain financial objectives. Chris Leong has served as President of Funline Merchandise Co., Inc., a wholly owned subsidiary of our company, since our acquisition of Funline during September 2003.

(4)	Includes 55,944 shares of common stock issuable upon the achievement of certain financial objectives. April Leong has served as Chief Financial Officer of Funline Merchandise Co., Inc., a wholly owned subsidiary of our company, since our acquisition of Funline during September 2003.

(5)	Includes 27,972 shares of common stock issuable upon the achievement of certain financial objectives. Kenneth Leong has served as Vice President of Funline Merchandise Co., Inc., a wholly owned subsidiary of our company, since our acquisition of Funline during September 2003.

(6)	Represents 75,000 shares of common stock issuable upon the achievement of certain financial objectives. Trevor Cohen is a control person of Trevco Holding Corp., and has served as a consultant to Trevco Trading Corp., a wholly owned subsidiary of our company, since our acquisition of Trevco Trading Corp. in June 2002.

(7)	Issuable upon the exercise of warrants which entitle the holder to purchase, at any time prior to July 23, 2007, shares of common stock at an exercise price of $22.25 per share. One third of such warrants vest and become exercisable on each of July 23, 2003, 2004 and 2005. We are party to a license agreement with John Force, a control person of John Force Racing, Inc.

(8)	Issuable upon the exercise of warrants that entitle the holder to purchase, at any time prior to October 31, 2006, shares of common stock at an exercise price of $20.35 per share. The warrants are fully vested and exercisable. Mr. Miller has served as a consultant to our company since our acquisition of Castaway Collectibles during September 2001.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital consists of 62,500,000 shares of common stock, $0.01 par value and 5,000,000 shares of serial preferred stock, no par value. As of December 31, 2003, 18,294,844 shares of common stock and no shares of preferred stock were issued and outstanding. An additional 2,551,956 shares of common stock may be issued upon exercise of options outstanding or available for issuance under our stock option plans; an additional 733,117 shares of common stock may be issued under our employee stock purchase plan; an additional 390,000 shares of common stock may be issued upon exercise of certain outstanding warrants; and up to 621,058 shares of common stock may be issued upon conversion of subordinated notes. All of the issued and outstanding shares of common stock are fully paid and non-assessable.

Common Stock

     Holders of shares of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the shareholders, other than the election of directors in which shareholders are entitled to cumulate their votes in accordance with Arizona law. Subject to the preferences of any outstanding preferred stock, each share of common stock is entitled to receive dividends as may be declared by our board of directors out of funds legally available. In the event of liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment in full of all our creditors and the liquidation preferences of any outstanding shares of preferred stock.

Serial Preferred Stock

     The serial preferred stock may be issued in such series and denominations as deemed advisable by our board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue serial preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of holders of our common stock. In the event of issuance, the serial preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company. We do not currently intend to issue any shares of serial preferred stock.

Warrants

     In connection with our acquisition of Castaway Collectibles, on August 22, 2001, we issued to James Mitchell Miller warrants to purchase 25,000 shares of common stock at an exercise price of $20.35 per share. The warrants were exercisable on the date of grant, and expire on October 31, 2006. The warrants contain certain provisions that protect the rights of the holder upon the occurrence of certain events, such as the merger or consolidation of our company with or into another corporation or the sale of substantially all of our assets. We are not required to issue fractional shares upon the exercise of the warrants. The warrants are not subject to redemption by us.

     In connection with a license agreement, on July 23, 2002, we issued to John Force Racing, Inc. five-year warrants to purchase 50,000 shares of common stock at an exercise price of $22.25 per share. One-third of such warrants vest and become exercisable on each of July 23, 2003, 2004, and 2005. The warrants contain certain provisions that protect the rights of the holder upon the occurrence of certain events, such as the merger or consolidation of our company with or into another corporation or the sale of substantially all of our assets. We are not required to issue fractional shares upon the exercise of the warrants. The warrants are not subject to redemption by us.

     4 3/4% Convertible Subordinated Notes due 2005

     The notes are general unsecured subordinated obligations of our Company, and will mature on April 1, 2005. The notes are convertible, at the option of the holders, into shares of common stock at the initial conversion price of $48.20 per share, subject to adjustments in certain events. The notes are general unsecured obligations of our company, subordinated in right of payment to all of our existing and future senior indebtedness, as defined in the notes. The indenture governing the notes does not limit or prohibit the incurrence of additional indebtedness, including senior indebtedness, by us or our subsidiaries. We, at our option, have had the right to redeem the notes in whole or in part since April 1, 2001, at redemption prices set forth in the indenture governing the notes. Upon the occurrence of a “change in control” or a “termination of trading,” as defined in the indenture, the holders of the notes will have the right to require us to repurchase all or any part of such holders’ notes at 100% of their principal amount, plus accrued and unpaid interest.

Arizona Corporate Takeover Act and Certain Charter Provisions

     We are subject to the provisions of the Arizona Corporate Takeover Act. The Arizona Corporate Takeover Act and certain provisions of our articles of incorporation and bylaws, as summarized in the following paragraphs, may have the effect of discouraging, delaying, or preventing hostile takeovers (including those that might result in a premium over the market price of our common stock), or discouraging, delaying, or preventing changes in control or management of our company.

Arizona Corporate Takeover Act

     Article 1 of the Arizona Corporate Takeover Act is intended to restrict “greenmail” attempts by prohibiting us from purchasing any shares of our capital stock from any beneficial owner of more than 5% of the voting power of our company at a per share price in excess of the average market price during the 30 trading days prior to the purchase, unless

•	the 5% owner has beneficially owned the shares to be purchased for a period of at least three years prior to the purchase;

•	a majority of our shareholders (excluding the 5% owner, its affiliates or associates, and any officer or director of our company) approves the purchase; or

•	we make the offer available to all holders of shares of its capital stock.

     Article 2 of the Arizona Corporate Takeover Act is intended to discourage the direct or indirect acquisition by any person of beneficial ownership of our shares (other than an acquisition of shares from us) that would constitute a control share acquisition. A “control share acquisition” is defined as an acquisition of shares by any person, when added to other shares of our company beneficially owned by such person, immediately after the acquisition entitle such person to exercise or direct the exercise of

•	at least 20% but less than 33 1/3%;

•	at least 33 1/3% but less than or equal to 50%; or

•	more than 50% of the voting power of our capital stock.

The Arizona Corporate Takeover Act (1) gives our shareholders other than any person that makes or proposes to make a control share acquisition or our company’s directors and officers the right to limit the voting power of the shares acquired by the acquiring person that exceed the threshold voting ranges described above, other than in the election of directors, and (2) gives us the right to redeem such shares from the acquiring person at a price equal to their fair market value under certain circumstances.

     Article 3 of the Arizona Corporate Takeover Act is intended to discourage us from entering into certain mergers, consolidations, share exchanges, sales or other dispositions of our assets, liquidation or dissolution of our company, reclassification of securities, stock dividends, stock splits, or other distribution of shares, and certain other transactions with any interested shareholder (as defined in the takeover act) or any of the interested shareholder’s affiliates for a period of three years after the date that the interested shareholder first acquired the shares of common stock that qualify such person as an interested shareholder, unless either the business combination or the interested shareholder’s acquisition of shares is approved by a committee of our board of directors (comprised of disinterested directors or other persons) prior to the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder. In addition, Article 3 prohibits us from engaging in any business combination with an interested shareholder or any of the interested shareholder’s affiliates after such three-year period unless

•	the business combination or acquisition of shares by the interested shareholder was approved by our board of directors prior to the date on which the interested shareholder acquired the shares that qualified such person as an interested shareholder;

•	the business combination is approved by our shareholders (excluding the interested person or any of its affiliates) at a meeting called after such three-year period; or

•	the business combination satisfies each of certain statutory requirements.

Article 3 defines an “interested shareholder” as any person (other than us and our subsidiaries) that either (a) beneficially owns 10% or more of the voting power of our outstanding shares, or (b) is an affiliate or associate of our company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of our outstanding shares.

Certain Charter Provisions

     In addition to the provisions of the Arizona Corporate Takeover Act described above, our articles of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions include the following:

•	the authority of our board of directors to fill vacancies on the board of directors;

•	the authority of our board of directors to issue preferred stock in series with such voting rights and other powers as our board of directors may determine;

•	a provision that, unless otherwise prohibited by law, special meetings of the shareholders may be called only by the president of our company, our board of directors, or by holders of not fewer than 10% of all shares entitled to vote at the meeting; and

•	a provision for cumulative voting in the election of directors, pursuant to Arizona law.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, New York, New York.

PLAN OF DISTRIBUTION

     We are registering under this prospectus a total of 662,820 shares of common stock, all of which shares may be sold from time to time by the selling shareholders. As used in this prospectus, “selling shareholders” includes transferees, donees, pledgees, legatees, heirs, or legal representatives that sell shares received from a named selling shareholder after the date of this prospectus.

     On September 7, 2001, we acquired the assets of the Castaway division of E Lite, Inc., an entity owned by James Mitchell Miller. Under the terms of the agreement, we issued to Mr. Miller warrants to purchase an aggregate of 25,000 shares of common stock. The warrants were exercisable on the date of grant.

     On June 17, 2002, we acquired Trevco Trading Corp. pursuant to an agreement and plan of merger. Under the terms of the agreement, we issued an aggregate of 51,046 shares of common stock to Trevco to distribute to its shareholders. If certain earn-out targets are met, we will issue up to an additional 75,000 shares of common stock, which also would be distributed to the former Trevco shareholders.

     During July 2002, we entered into a license agreement with John Force Racing, Inc. Under the terms of the agreement, we issued to John Force Racing, Inc. five-year warrants to purchase an aggregate of 50,000 shares of common stock. The warrants vest and become exercisable on each of July 23, 2003, 2004 and 2005.

     On September 25, 2003, we acquired Funline Merchandise Company, Inc., pursuant to a stock purchase agreement. Under the terms of the stock purchase agreement, we issued an aggregate of 372,960 shares of common stock to the three former shareholders of Funline. If certain earn-out targets are met, we will issue up to an additional 139,860 shares of common stock, which also would be distributed to the former Funline shareholders.

     Under the agreements described above, we agreed to register for resale

•	the shares issued to the former shareholders of Trevco and Funline;

•	the shares issuable to the former shareholders of Trevco and Funline upon the achievement of certain financial objectives under the earnout provisions of those agreements; and

•	the shares issuable to Messrs. Force and Miller upon exercise of the warrants.

No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. We will pay all expenses of registration of the shares for resale by the selling shareholders, but the selling shareholders will pay any discounts commissions or concessions associated with the sale of the shares.

     The selling shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. At the time a particular offering of common stock is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling shareholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions, or commissions and other terms constituting compensation from the selling shareholders, and any discounts, concessions, or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

     Sales of the common stock offered hereby may be effected by or for the account of the selling shareholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. The selling shareholders may effect such transactions by selling the common stock offered hereby directly to purchasers, through broker-dealers acting as agents for the selling shareholders, or to broker-dealers who may purchase such shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by selling shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the common stock offered hereby for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. As to a particular broker-dealer, such compensation might be in excess of customary commissions.

     When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may resell the shares of common stock being registered for resale hereby (i) in transactions that are exempt from registration under the Securities Act or (ii) as long as the registration statement of which this prospectus forms a part or to which it relates is effective under the Securities Act, and as long as there is a qualification in effect under, or an available exemption from, any applicable state securities law with respect to the resale of such shares. There is no assurance that any selling shareholder will sell any common stock offered hereby, and any selling shareholder may transfer, devise or gift the common stock by other means not described in this prospectus. For example, in addition to selling pursuant to the registration statements of which this prospectus is a part or to which it relates, the selling shareholders also may sell under Rule 144.

     The selling shareholders and any broker-dealers, agents, or underwriters that participate with the selling shareholders in the distribution of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act. Accordingly, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the common stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. We will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling shareholders.

     We will not receive any proceeds from the sale of any shares of common stock by the selling shareholders. We have agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the common stock being offered by the selling shareholders. We have agreed to indemnify certain of the selling shareholders against certain liabilities under the Securities Act. Each selling shareholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to the common stock. Without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any of the common stock offered by the selling shareholders pursuant to this prospectus, which may affect the marketability of the common stock offered hereby.

     The selling shareholders also may pledge the shares of common stock being registered for resale hereby to NASD broker/dealers pursuant to the margin provisions of each selling shareholder’s customer agreements with such pledgees. Upon default by a selling shareholder, the pledgee may offer and sell shares of common stock from time to time as described above.

LEGAL OPINIONS

     The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain members of such firm beneficially owned 14,000 shares of our common stock as of the date of this prospectus.

EXPERTS

     The financial statements as of and for the years ended September 30, 2002 and 2003, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated statement of operations, shareholders’ equity, and cash flows for the year ended September 30, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of that firm as experts in giving such report. Arthur Andersen LLP has not consented to the incorporation of their report in this prospectus, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system. This web site can be accessed at http://www.sec.gov.

     We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

662,820 Shares

Common Stock

PROSPECTUS

February 3, 2004